EXHIBIT 99.1

TTAP AUTOMOTIVE HOLDINGS, LLC UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

Page
Condensed Consolidated Balance Sheets (unaudited)	2
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)	3
Condensed Consolidated Statements of Cash Flows (unaudited)	4
Notes to Condensed Consolidated Financial Statements (unaudited)	5

TAP AUTOMOTIVE HOLDINGS, LLC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	September 30, 2016	December 31, 2015
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,459	$3,661
Accounts receivable, net	21,343	20,513
Inventories	111,684	97,619
Prepaid expenses and other current assets	9,960	12,204
Total current assets	147,446	133,997
Property and equipment, net	28,941	23,570
Intangibles, net	20,002	20,702
Goodwill	6,319	6,319
Other long-term assets	1,886	2,170
Total assets	$204,594	$186,758
Liabilities and Members’ Equity
Current liabilities:
Revolving credit line	$27,495	$30,855
Notes payable	60,000	60,000
Accounts payable	27,568	34,818
Accrued expenses	23,179	27,947
Other	11,674	14,391
Total current liabilities	149,916	168,011
Other long-term liabilities	9,027	7,993
Total liabilities	$158,943	$176,004
Members’ equity:
Retained earnings	46,289	11,523
Accumulated other comprehensive loss	(638)	(769)
Total members’ equity	45,651	10,754
Total liabilities and members’ equity	$204,594	$186,758

See notes to condensed consolidated financial statements.

TAP AUTOMOTIVE HOLDINGS, LLC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands) (Unaudited)

	Nine months ended September 30,
	2016	2015
Net sales	$568,380	$499,143
Cost of sales	416,718	363,624
Gross profit	151,662	135,519
Selling, general and administrative expenses	108,858	103,399
Income from operations	42,804	32,120
Non-operating expense (income):
Legal settlement	—	52,000
Interest expense	5,532	3,543
Equity loss in joint venture	397	491
Other expense (income)	1,554	(37)
Income (loss) before income taxes	35,321	(23,877)
Provision for income taxes	555	401
Net income (loss)	34,766	(24,278)
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	131	(415)
Comprehensive income (loss)	$34,897	$(24,693)

See notes to condensed consolidated financial statements.

TAP AUTOMOTIVE HOLDINGS, LLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Nine months ended September 30,
	2016	2015
Cash Flows From Operating Activities:
Net income (loss)	$34,766	$(24,278)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	4,787	3,728
Provision for bad debt expense	223	204
Equity loss from joint venture	397	491
Loss (gain) on disposal of equipment	443	(28)
Changes in operating assets and liabilities:
Receivables	(1,053)	(373)
Inventories	(14,065)	(8,553)
Prepaid expenses and others, net	2,079	(4,628)
Accounts payable and accrued expenses	(12,018)	(1,286)
Other current liabilities	(1,674)	3,822
Net cash provided by (used for) operating activities	13,885	(30,901)
Cash Flows From Investing Activities:
Acquisition of businesses	—	(5,139)
Acquisition of property, plant, and equipment	(9,849)	(7,404)
Net cash used for investing activities	(9,849)	(12,543)
Cash Flows From Financing Activities:
Net borrowings (payments) on revolving lines of credit	(3,360)	6,843
Proceeds from the issuance of debt	—	44,234
Other repayments	(9)	(2,495)
Member distributions	—	(4,566)
Net cash provided by (used for) financing activities	(3,369)	44,016
Impact of currency exchange rates on cash balances	131	(251)
Net increase in cash and cash equivalents	798	321
Cash and cash equivalents at beginning of period	3,661	1,336
Cash and cash equivalents at end of period	$4,459	$1,657

Supplemental disclosures of cash flow information
Cash paid for interest	$5,469	$3,410
Cash paid for income taxes	$175	—

TAP AUTOMOTIVE HOLDINGS, LLC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1. Nature of Business and Significant Accounting Policies
The condensed consolidated financial statements include the accounts of TAP Automotive Holdings, LLC and its wholly owned subsidiaries (the “Company”). The unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of condensed financial statements and consequently do not include all disclosures required for full audited financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes included therein for the fiscal year ended December 31, 2015 as issued on March 31, 2016. The unaudited condensed consolidated financial statements, in the opinion of management, include all necessary adjustments, consisting of normal recurring adjustments, to present fairly the Company's financial position, results of operations and cash flows. These results are not necessarily indicative of the results to be expected for the entire year.
Nature of business. TAP Automotive Holdings, LLC and its wholly owned subsidiaries, TAP Worldwide, LLC (“Transamerican”), TAP Manufacturing, LLC (“Explorer”), TAP Automotive Holdings Canada, Inc. (“TAP Canada”), TAP Offroad Investment Company, Ltd (“TORIC”), and Transamerican Automotive Technology Service Co., Ltd. (collectively, the “Company”), is a leading participant in aftermarket parts and accessories for light trucks, Jeeps, sport-utility vehicles and other four-wheel drive vehicles. The Company sells through its retail stores, call center and e-commerce sites, and U.S. as well as international wholesale distribution.
Basis of presentation. The accompanying consolidated financial statements include the accounts to TAP Automotive Holdings, LLC and its subsidiaries. All intercompany transactions and accounts have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Significant estimates and assumptions made by management are used for, but not limited to, the allowances for doubtful accounts and sales returns, the reserve for slow-moving and obsolete inventories, and the recoverability of the carrying value of long-lived assets.
Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amount of long-term debt, including capital leases, approximates fair value because the interest rates are based on established market rates or variable reference rates.
Subsequent event. On November 10, 2016, the Company sold 100% of its members' interests to an unrelated party, Polaris Industries Inc.
Note 2. Inventory
Transamerican’s inventories consist of finished goods and are valued at the lower of cost (last-in, first-out, or “LIFO”), determined using the weighted-average method or market. Explorer’s inventories consist of raw materials, work in process and finished goods and are valued at the lower of cost (first-in, first-out, or “FIFO”), determined using the weighted-average cost method or market. Using the valuation methods noted above, Inventories as of September 30, 2016 and December 31, 2015 were valued as follows (in thousands):

	September 30, 2016	December 31, 2015
FIFO weighted-average method	$5,666	$6,487
LIFO method	106,018	91,132
Inventories	$111,684	$97,619
The composition of inventories as of September 30, 2016 and December 31, 2015, were as follows (in thousands):

	September 30, 2016	December 31, 2015
Finished goods	$112,187	$97,301
Raw materials and work in progress	5,666	6,487
Less: allowance to adjust the carrying value of inventories to LIFO basis	(6,169)	(6,169)
Inventories	$111,684	$97,619

The use of the LIFO method of determining the cost of certain inventories had the effect of decreasing members’ equity by $6.2 million as of September 30, 2016 and December 31, 2015, and had no impact to 2016 net income for the nine month periods ended September 30, 2016, and 2015, as compared to what these amounts would have been under the FIFO method. The allowance to adjust the carrying value of inventories to LIFO basis is completed on an annual basis at December 31.

Note 3. Goodwill and Indefinite-lived Intangibles
Goodwill. The cost in excess of fair value of identifiable net assets of businesses acquired is recorded as goodwill. Goodwill and intangible assets with indefinite lives are not amortized, rather an analysis is performed at least annually to compare the fair value of the reporting unit to the carrying amount to determine if any impairment exists. Intangible assets with finite lives are amortized over their useful lives.
The Company tests goodwill and intangible assets with indefinite lives for impairment by applying a fair value test in the fourth quarter of each year, unless circumstances dictate more frequent assessments. There was no impairment to goodwill and indefinite-lived intangible assets for the nine months ended September 30, 2016 and 2015. There were no changes in goodwill for the nine months ended September 30, 2016 and 2015.
Intangibles and long-lived assets. The Company evaluates the recoverability of its intangible and long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When such an event occurs, the Company compares the sum of the undiscounted expected future cash flows of the asset with the carrying amounts of the asset. If the undiscounted expected future cash flows are less than the carrying value of the assets, the Company measures the amount of impairment loss as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined based on appropriate valuation techniques. There was no impairment to intangible and long-lived assets for the nine months ended September 30, 2016.
Amortization of intangible assets with definite lives is provided for on a straight-line basis over their estimated useful lives. The gross carrying amounts and accumulated amortization of the Company’s intangible assets at September 30, 2016 and December 31, 2015 were as follows (in thousands):

	Total estimated life (years)	September 30, 2016	December 31, 2015
Tradenames	Indefinite	$7,828	$7,828
Domain name	Indefinite	9,400	9,400
Customer relationships	8	6,707	6,707
Unpatented techology	12	1,100	1,100
Total		25,035	25,035
Less: Accumulated amortization		(5,033)	(4,333)
Net amortized other intangible assets		$20,002	$20,702
Intangibles amortization expense was $0.7 million and $0.5 million for the nine months ended September 30, 2016 and 2015, respectively. The weighted-average remaining amortization period for all definite lived intangibles was approximately three years at September 30, 2016. Estimated amortization for the next five years and thereafter is as follows (in thousands):

Year	Amortization
Remainder of 2016	$232
2017	834
2018	356
2019	354
2020	354
2021	339
Thereafter	305
Total	$2,774

Note 4. Deferred Revenue
The Company recognizes revenues related to sales of its extended warranty programs for tires and other products over the term of the warranty periods which vary from two to five years. Warranty costs are recognized as incurred.
Revenues related to sales of its extended warranty program for powertrains and related accrued costs for claims are deferred and amortized over the warranty period, generally five years, while warranty administrative costs are recognized as incurred.

The changes in the total current and long-term deferred revenue related to extended warranties as of September 30, 2016 are summarized as follows (in thousands):

	Nine months ended September 30, 2016	Nine months ended September 30, 2015
Balance - beginning of period	$9,999	6,156
New warranties sold	7,090	6,136
Less: reductions for revenue recognized	(4,784)	(3,180)
Balance - end of period	12,305	9,112
Less: current portion	(6,260)	(4,355)
Noncurrent portion	$6,045	$4,757
Warranty expense incurred under its extended product warranties on tires and power trains was $1.1 million and $0.7 million for the nine months ended September 30, 2016 and 2015, respectively.
Note 5. Line of Credit and Notes Payable
The Company has a senior secured credit agreement, which provides for a $76.0 million senior revolving credit facility (“Revolving Credit Line”), and a second lien term loan facility of $60.0 million. Availability under the Revolving Credit Line is limited to certain assets of the Company and includes a $15.0 million sub-limit for standby and documentary letters of credit. Borrowings under the Revolving Credit Line are subject to interest at either a base rate plus an applicable margin, or the London InterBank Offered Rate (“LIBOR”), plus an applicable Margin (effective blended rate of 2.3% at September 30, 2016). Borrowings under the second lien term loan are subject to interest at LIBOR, plus an applicable margin (10.25% at September 30, 2016 and December 31, 2015).
The Revolving Credit Line is due at the earlier of October 1, 2019, or the date that all obligations become due and payable in full. The second lien term loan is due at the earlier of December 31, 2016, or the date that all obligations become due and payable.
The senior secured credit agreement is secured by substantially all of the assets of the Company and contains certain financial and nonfinancial covenants. The second lien term loan facility is secured by a second priority secured credit interest in substantially all of the assets of the Company and contains certain financial and nonfinancial covenants. At September 30, 2016, the Company was in compliance with these covenants.
The second lien term loan accrues interest at 10.25% as of September 30, 2016. The balance of the second lien term loan as of September 30, 2016 was $60.0 million. Payment of the second lien term loan is due on December 31, 2016. The Company has the ability and intent to re-finance the second lien term loan if necessary to a period beyond December 31, 2016.
In November 2016, the outstanding balances on these facilities were extinguished as a result of the acquisition of the Company by Polaris Industries Inc.

Note 6. Commitments and Contingencies
The Company is involved in litigation in the normal course of its business. In the opinion of Management, these matters will not have a material adverse impact on the Company’s consolidated financial position or on the results of operations.
On June 12, 2015, the Company settled ongoing litigation, filed in March of 2010, relating to certain financial transactions undertaken by the Company and its predecessor entity in 2009. The terms of the settlement are confidential pursuant to the parties’ Settlement Agreement of the same date. As part of the settlement, the Company was required to pay, and did so pay, certain sums to the plaintiffs, and in exchange, the parties agreed to release each other from all current and future claims or actions, known or unknown, thereby dismissing any action between the parties with prejudice. The settlement also adjourned all current or scheduled trials and arguments.